NORTHEAST COMMUNITY BANK
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 13th day of March, 2007, by and among NORTHEAST COMMUNITY BANK, a federally chartered savings bank (the “Bank”), MICHAEL GALLINA (the “Executive”), and NORTHEAST COMMUNITY BANCORP, INC., (the “Company”) a federally chartered corporation and the holding company of the Bank, as guarantor.

WHEREAS, Executive serves in a position of substantial responsibility; and

WHEREAS, the Bank wishes to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.           Employment.  The Bank will employ Executive as Senior Vice President and Chief Commercial Loan Officer.  Executive will perform all duties and shall have all powers commonly incident to those offices or which, consistent with those offices, the President and Chief Executive Officer delegates to Executive.  Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and to carry out the duties and responsibilities reasonably appropriate to those offices.

2.           Location and Facilities.  The Bank will furnish Executive with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.           Term.

a.
The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on March 26, 2007 (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.
Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement.  The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meeting.  The Board will notify Executive as soon as possible after its annual review whether the Board has determined to extend the Agreement.

4.           Base Compensation.

a.	The Bank agrees to pay Executive during the term of this Agreement a base salary at the rate of $135,000 per year, payable in accordance with customary payroll practices.

b.	Each year, the Board will review the level of Executive’s base salary, based upon factors they deem relevant, in order to determine whether to maintain or increase his base salary.

5.           Bonuses.  As a signing bonus and inducement for Executive to become an employee of the Bank, Northeast will pay him a signing bonus of $75,000 payable in three annual installments, as follows; provided, however, that Executive remains employed with Northeast Community Bank on the applicable payment date.

$25,000 on March 26, 2007
$25,000 on March 26, 2008
$25,000 on March 26, 2009

Executive will also participate in discretionary bonuses or other incentive compensation programs that the Bank may sponsor or award from time to time to senior management employees.

6.           Benefit Plans.  Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees.

7.           Vacations and Leave.

a.	Executive may take vacations and other leave in accordance with the Bank’s policy for senior executives.

b.
In addition to paid vacations and other leave, the President and Chief Executive Officer may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as may be deemed appropriate.

8.           Expense Payments and Reimbursements.  The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.           Automobile Allowance.  During the term of this Agreement, the Bank will provide Executive with an automobile allowance of $300.00 per month.  Executive will comply with reasonable reporting and expense limitations with respect to the automobile allowance as the Bank may establish from time to time.  The Bank shall also provide Executive with a cellular telephone and shall pay (or reimburse) Executive for all reasonable expenses related to the business use of such telephone.

10.           Loyalty and Confidentiality.

a.
During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation.  Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.
Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.
Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which he may be exposed during the course of his employment.  Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Bank.

11.           Termination and Termination Pay.  Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.
Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

c.            Disability.

i.
The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such plans exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days).  The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant.  As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.
In the event of his Disability, Executive will no longer be obligated to perform services under this Agreement.  The Bank will pay Executive, as Disability pay, an amount equal to fifty percent (50%) of Executive’s rate of base salary in effect as of the date of his termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65 or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability. The Bank will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank.  In addition, during any period of Executive’s Disability, the Bank will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependents participated prior to his Disability on the same terms as if he remained actively employed by the Bank.

d.           Termination for Cause.

i.
The Board may, by written notice to Executive, immediately terminate his employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits.  Termination for Cause shall mean termination because of Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

e.
Voluntary Termination by Executive.  In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation, and vested rights and benefits to the date of his termination.  Following his voluntary termination of employment under this Section 11(e), Executive will be subject to the restrictions set forth in Sections 11(g)(i) and 11(g)(ii) of this Agreement for a period of one (1) year from his termination date.

f.	Without Cause or With Good Reason.

i.
In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.
Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive will receive his base salary and the value of employer contributions to benefit plans in which the Executive participated upon termination for the remaining term of the Agreement, paid in one lump sum within ten (10) calendar days of his termination.  Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage for the remaining term of the Agreement, under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during the same period.  If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

iii.
“Good Reason” exists if, without Executive’s express written consent, the Bank materially breaches any of its obligations under this Agreement.  Without limitation, such a material breach will occur upon any of the following:

(1)	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Bank;

(2)	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)
A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(4)
Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation, to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)
A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a twenty-five (25) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

(6)           Liquidation or dissolution of the Bank.

iv.
Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of

Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans prior to the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Bank or Executive pursuant to Section 11(e) or 11(f):

i.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

ii.
During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives.

h.
To the extent Executive is a member of the Board on the date of termination of employment with the Bank, Executive will resign from the Board immediately following such termination of employment with the Bank.  Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment.

12.           Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.
Merger: Northeast Community Bancorp, Inc. (the “Company”) merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the

Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

b.
Termination.  If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to his equal to three times Executive’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control.  “Annual Compensation” will include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid to Executive or accrued for Executive’s benefit.  Annual Compensation will also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year.  The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of Executive’s termination of employment, however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12. Following termination of employment, Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives.  If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual basis or the cash equivalent.  The medical, dental and life insurance coverage provided under this Section 12(b) shall cease upon the earlier of:  (i) Executive’s death; (ii) Executive’s employment by another employer other than one of which he is the majority owner; or (iii) thirty-six (36) months after his termination of employment.

c.
The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

d.
Notwithstanding anything in this Section 12 to the contrary, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank, including, but not limited to, a mutual to stock conversion, provided that the Board of Directors of the Bank immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Bank after such transaction.

13.	Indemnification and Liability Insurance.

a.
Indemnification.  The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or executive of the Bank or any of its subsidiaries or affiliates (whether or not he continues to be a director or executive at the time of incurring any such expenses or liabilities).  Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an executive or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause.  Notwithstanding anything in this Section 13(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation.  The obligations of this Section 13 will survive the term of this Agreement by a period of six (6) years.

b.
Insurance.  During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

14.           Reimbursement of Executive’s Expenses to Enforce this Agreement.  The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with his successful enforcement of the Bank’s obligations under this Agreement.  Successful enforcement means the grant of an award of money or the requirement that the Bank take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Bank to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

15.           Limitation of Benefits Under Certain Circumstances.  If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 12; the Bank will pay for the accountant’s opinion.  If the Bank and/or Executive do not agree with the accountant’s opinion, the Bank will pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code.  The Bank may also request, and Executive has the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such tax consequences.   The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above.  The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval.  The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12, below zero.

16.           Injunctive Relief.  Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement.  The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

17.           Successors and Assigns.

a.
This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.
Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Bank.

18.           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.           Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Bank.

20.           Source of Payments.  All payments provided for under this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due under this Agreement.  In the event the Bank does not pay such amounts or provide such benefits, they shall be paid or provided by the Company.

21.           No Plan Created by this Agreement.  Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

22.           Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

23.           Applicable Law.  Except to the extent preempted by federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

24.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

25.           Headings.  Headings contained in this Agreement are for convenience of reference only.

26.           Entire Agreement.  This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

27.           Required Provisions.  In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 27, this Section 27 shall prevail.

a.
The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 11(d) of this Agreement.

b.
If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.
If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.
If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this contract shall terminate  as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.
All obligations under this contract shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution:  (i) by the Director of the OTS (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

f.
Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to  and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 13, 2007.

ATTEST:	NORTHEAST COMMUNITY BANK

/s/ Anne DeBlasi	By:	/s/ Kenneth A. Martinek
Witness		For the Entire Board of Directors

ATTEST:	NORTHEAST COMMUNITY BANCORP, INC.
(As Guarantor)

/s/ Anne DeBlasi	By:	/s/ Kenneth A. Martinek
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Salvatore Randazzo	By:	/s/ Michael N. Gallina
Michael Gallina